Exhibit 99.1

The J.G. Wentworth Company™ Announces Management Changes

Radnor, PA, February 12, 2015 -- The J.G. Wentworth Company™ (“JGW” or the “Company”) (NYSE:JGW), a leading purchaser of structured settlement payments, annuity payments, lottery payments and other receivables through the J.G. Wentworth and Peachtree brands, today announced that Randi Sellari, President and COO, is leaving the Company, effective February 13, 2015.  “I would like to thank Randi for all that she has done to build the market-leading structured settlement payment purchasing company,” said Stewart A. Stockdale, Chief Executive Officer of J.G. Wentworth.  “She assembled a great team and helped position the Company for future growth and diversification.”

As the Company evolves into a diversified financial services organization, the role of COO will no longer be active, and each business unit will report directly to the CEO.  In the new role of President -- Annuity and Structured Settlement Payments will be Randy Parker, currently Senior Vice President -- Purchasing.  Randy has been with the Company since 2002, and during his career at JGW has held a variety of positions of increased responsibility.  In his current role, Randy oversees Purchasing Operations for the Company.  Randy holds a Bachelor’s Degree from The University of Pennsylvania and an MBA from Villanova University.

In addition, the Company has appointed Steven Sigman to a new role, Senior Vice President -- Enterprise Transformation and Administration, effective February 23, 2015.  Steven joins the Company from Western Union where he was most recently Head of Global Customer Care Operations, responsible for over twenty call center sites, representing over 3,000 seats, and supporting forty languages.  Prior to his twelve years at Western Union he was at IBM for five years in Call Center Operations Management.  Steven holds a Bachelor’s Degree from the University of Northern Colorado.

“We continue to make progress towards our vision for The J.G. Wentworth Company,” said Stockdale.  “We are excited to continue the transformation with a new role for Randy Parker and the addition of Steven Sigman to the management team.”

About The J.G Wentworth Company™

J.G. Wentworth focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market-leading and highly recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we purchase future structured settlement payment streams from our customers. For more information about J.G. Wentworth, visit www.jgw.com or use the contact information provided below.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects,” or “does expect,” “budget,” “forecasts,” “anticipates,” or “does not anticipate,” “believes,” “intends,” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements and should not be relied upon as any guarantee of performance or results.

The J.G Wentworth Company™

Investor Relations
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Media Inquiries
Makovsky for The J.G. Wentworth Company™
Michael Goodwin, 212-508-9639
mgoodwin@makovsky.com